Exhibit 10.86

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between NutraCea, a California corporation with principal offices at 6720 North Scottsdale Road, Suite 390, Scottsdale, Arizona 85253 (“NutraCea” or the “Employer”) and Colin Garner an individual with a mailing address at 14 Dartmouth Road, Highland Mills, NY  10930-2605 (“Employee”) effective as of September 1, 2010 (“Effective Date”), as follows:

AGREEMENT

1.             Employment. NutraCea wishes to employ Employee and Employee agrees to provide services for NutraCea on the terms and conditions set forth below.

2.             Employment; Scope of Employment. Employee shall be employed as Senior Vice President of Sales of NutraCea.  NutraCea reserves the exclusive right to designate and modify Employee’s specific duties from time to time in any manner consistent with Employee’s status as Senior Vice President of NutraCea.  No modification or change of Employee’s responsibilities and/or duties shall modify, change or revoke any provision of this Agreement.

2.1           Best Efforts; Full Working Time.  Employee agrees to devote his/her best efforts, attention, skill and experience to the performance of Employee’s duties all in accordance with the provisions of this Agreement.  Employee shall apply his/her entire full working time to performing these services.

2.2           Supervision and Direction of Services.  All of Employee’s services shall be under the supervision and direction of the Chief Executive Officer of NutraCea.

2.3           Rules. Employee shall be bound by all the policies, rules and regulations of NutraCea now in force and by all such other policies, rules and regulations as may be hereafter implemented and shall faithfully observe and abide by the same.  No such policy, rule or regulation shall alter, modify or revoke any provision of this Agreement.

2.4           Exclusive Services.  During the Term of this Agreement and any extension of this Agreement, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, independent contractor or otherwise, promote, participate or engage in any activity or other business which NutraCea deems in its sole discretion to be competitive in any way with NutraCea’s business operations.  Employee agrees that Employee shall not enter into any agreement to establish, form, contract with or become employed by a competing business of NutraCea while Employee is employed with NutraCea.

2.5           Non-Solicitation. To the fullest extent permissible under applicable law, Employee agrees that both during the term of this Agreement and for a period of two (2) years following termination of this Agreement, Employee shall not take any action to induce customers, employees or independent contractors of NutraCea to sever their relationship with NutraCea and to accept an employment or an independent contractor relationship with any other business.

2.6           Office Location.  Employee shall primarily perform his/her duties under this Agreement at NutraCea’s offices, and at such other locations as NutraCea may designate from time-to-time.

3.             Term and Termination; Payments upon Termination.

3.1           Term and Termination. Unless earlier terminated as provided for in this Agreement (as defined below), NutraCea hereby employs the Employee for a period commencing on the Effective Date and ending on September 1, 2012 (the “Term”).  This Agreement will terminate if not renewed in writing and signed by both parties ninety (90) days prior to the end of the then current Term.

3.1.1         Termination for Cause.  “Cause” for termination of Employee’s employment shall mean the occurrence of any of the following:

(a)           Employee has materially breached the terms here of;

(b)           Employee, in the reasonable determination of the Board of Directors of NutraCea has been grossly negligent or engaged in material willful or gross misconduct in the performance of his/her duties;

(c)           Has failed to meet written standards established by NutraCea for the performance of duties hereunder;

(d)           Employee has committed, as determined by the Board of Directors of NutraCea, or has been convicted of fraud, moral turpitude, embezzlement, theft, or dishonesty or other criminal conduct;

(e)           Employee has taken other actions or omitted to take any actions such that such action or omissions constitute legal cause for termination under California law, as then in effect; or

(f)           Habitual misuse of alcohol or any non-prescribed drug.

3.2           Payments upon Termination.

3.2.1           For Cause.  If NutraCea terminates Employee’s employment for Cause, or if Employee terminates by Voluntary Termination, or if either party terminates this Agreement due to Employee’s Disability:  (a) Employee shall be entitled to receive in a cash lump sum payment (less normal and customary deductions and withholdings) an amount equal to all accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination (such payment shall be made within the time period required by applicable law, but in no event later than thirty (30) days following the date of termination); and (b) all unvested Options (as defined below) shall terminate effective as of the date of termination, and, subject to Section 4.4, all vested portions of the Options shall remain outstanding and exercisable for twenty four (24) months following the date of termination.

3.2.2           Without Cause.  Following any termination by the Company without Cause, employee (or Employee’s estate) shall be entitled to receive in cash payment an amount equal to all previously accrued but unpaid or unused compensation, including but not limited to, salary, vacation pay and Employee may retain the vested portion of any stock and stock options properly and duly granted to Employee as of such date, subject and pursuant to the terms of the stock option agreement or stock purchase agreement entered into between NutraCea and Employee, which grant NutraCea certain repurchase rights.  Employee will also receive ninety (90) days of pay and receive continuing insurance coverage for ninety (90) days.  Any stock options due to vest in 90-days immediately after termination will vest upon termination.

4.           Compensation; Benefits.

4.1           Base Salary.  Employee shall be paid at a rate, which if annualized, equals one hundred eighty thousand dollars ($180,000) per year (“Base Salary”) with an increase to two hundred thousand dollars ($200,000) on January 1, 2012 subject to Employee achieving sales and margin targets based on the Management Sales Plan for the 2011 financial year to be jointly developed with the Senior Management Committee and approved by the Board of Directors. Employee’s Base Salary shall be subject to normal payroll withholdings and NutraCea’s standard payroll practices.  After 2012, Employee’s Base Salary shall be subject to increase as determined by the Board of Directors.

4.2           Expenses.  Employee shall be reimbursed for reasonable business expenses which he/she incurs in the performance of his/her duties hereunder, in accordance with NutraCea’s standard reimbursement policies.

4.3.           Annual Bonus Program.  Employee shall participate in any NutraCea annual bonus program that is adopted by NutraCea (subject to the terms and conditions of any such program).  Any such annual bonus program shall be approved by the NutraCea Compensation Committee of the Board of Directors and shall set forth objective criteria for bonus payments based on the financial performance of NutraCea and specific sales related goals and objectives set for the Employee. Such annual bonus program also shall set forth a target bonus objective for Employee, which target amount initially shall be fifty percent (50%) of Employee’s Base Salary.  These bonus goals and objectives will be prepared by Employee within forty-five (45) days of Effective Date and approved by the members of the Senior Management Committee and the Board of Directors.  The actual annual bonus amount, if any, shall be paid in accordance with the terms of such program.

4.4.           Stock Options.   In connection with Employee’s employment, NutraCea shall grant to Employee, as of the Effective Date, a non-qualified option (“Option”) to purchase one million (1,000,000) shares of NutraCea’s common stock pursuant to the terms and conditions of NutraCea’s 2010 Equity Incentive Plan.  The Options shall be subject to the terms and conditions of the 2010 Plan and the standard form of option agreement (Exhibit A) for the 2010 Plan (“Option Agreement”).  The per share exercise price of the Option shall be 0.20¢ or the price at close of market on the Effective Date, whichever is higher, and will vest in 48 equal monthly installments beginning on the last day of the first full month of employment.  Employee may, from time to time and at NutraCea’s sole discretion, be granted additional stock options.  All option grants shall be subject to Board of Director (and/or it Compensation Committee) approval and to the terms and conditions of the corresponding Equity Incentive Plan and Options Agreement.

4.5.           Vacation and other Standard Benefits. Employee shall be entitled to four (4) weeks of paid vacation time per year. Accrual of vacation time shall be subject to the terms and conditions of NutraCea’s vacation policy.  Employee shall be entitled to health benefits in accordance with NutraCea’s standard policies. In addition, Employee is entitled to paid holidays, sick leave and other benefits in accordance with NutraCea’s standard policies.  Employee shall be reimbursed for reasonable business expenses, subject to prior approval by NutraCea in accordance with NutraCea’s standard policies for employees and conditioned upon Employees prior presentation to NutraCea’s accounting department of appropriate receipts or such other verification of expenses as NutraCea may require from time to time.

4.6.           Relocation Expenses.  Employee shall be required to relocate to the Phoenix Metropolitan area at his/her earliest opportunity.  To facilitate this relocation, NutraCea will reimburse the Employee up to fifteen thousand dollars ($15,000) of actual moving expense against original receipts provided evidencing such expenses.  NutraCea will also reimburse the Employee up to one thousand dollars ($1,000) per month, up to nine (9) months, for the actual cost of renting a apartment/condo in the Phoenix area until such time as his/her previous residence sells.

5.             Employee’s Information.  Employee represents and warrants to NutraCea that information provided by Employee about Employee to NutraCea in connection with Employee’s employment and any supplemental information provided to NutraCea is, to the best of Employee’s knowledge and information after good faith diligence and investigation, complete, true and materially correct. Employee has not omitted any information that is necessary to evaluate the information provided by Employee to NutraCea. Employee shall promptly notify NutraCea of any change in the accuracy or completeness of all such information.

6.             Trade Secrets.  Employee acknowledges that NutraCea has gone to great time and expense to develop customers and to develop procedures and processes for development of products and services and the sales of products and services.  Such procedures and processes in addition to various other types of proprietary information are included as part of the “confidential information” described in the “Proprietary Information Agreement” attached hereto as Exhibit B.  Employee has previously executed the Proprietary Information Agreement or agrees to execute NutraCea’s Proprietary Information Agreement contemporaneously with the execution of this Agreement and employment.

7.             Remedies for Breach of Covenant Regarding Confidentiality. The parties agree that the breach by Employee of any covenants contained in Sections 2.4, 2.5, and 6 will result in immediate and irreparable injury to NutraCea. In the event of any breach by Employee of the covenants contained in Sections 2.4, 2.5, or 6, NutraCea shall be entitled to seek recourse through all available legal and equitable remedies necessary or useful to prevent any likelihood of immediate or irreparable injury to NutraCea. The parties agree that, in the case of such a breach or threat of breach by Employee of any of the provisions of such Sections, NutraCea may take any appropriate legal action, including without limitation an action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

8.             Miscellaneous.

8.1           Choice of Law, Jurisdiction, Venue. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the laws of Arizona, excluding its conflict of laws rules, except as such laws may be interpreted, enforced, or pre-empted by federal law.

8.2.           Entire Agreement.   This Agreement, the Proprietary Information Agreement dated as of the Effective Date  and described in Section 6, the Indemnification Agreement (as defined below) and the Option Agreements, contain the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, understandings and representations among the parties.  There are no representations, agreements, arrangements, or understandings, whether oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein.

8.3           Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision.   Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

8.4           Severability. NutraCea and Employee agree that should any provision of this Agreement be declared or be determined by any court or other tribunal (including an arbitrator) of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be part of this Agreement.

8.5           Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties; provided that such modification shall be ineffective unless in writing and signed by the parties hereto.

8.7           No Transfer or Assignment; No Third-Party Beneficiaries. The rights of Employee hereunder have been granted by NutraCea with the understanding that this Agreement is personal to, and shall be performed by Employee individually. This Agreement is not transferable or assignable by Employee in any manner. No person or entity other than NutraCea and Employee shall have any rights whatsoever under this Agreement or to recover damages on account of a breach of this Agreement. No person or entity other than NutraCea or Employee shall have any right to enforce any provision of this Agreement. No heir, successor or assign of Employee, whether voluntarily or by operation of law, shall have or succeed to any rights of NutraCea or Employee hereunder.

8.8           Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of that term or condition as it applies on a subsequent occasion or of any other term or condition.

8.9            Resolution of Disputes.

8.9.1         Resolution of Disputes. NutraCea and Employee agree that, except as otherwise provided herein, any claim or controversy arising out of or pertaining to this Agreement or the termination of Employee's employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law ("Dispute"),  shall be resolved through binding arbitration, as provided in this Section 8.9.

8.9.2         Binding Arbitration. The provisions of this Section 8.9 shall not preclude any party from seeking injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of a Dispute, and the filing of an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party's arbitration rights. Except as provided herein, the arbitration of any Dispute between the parties to this Agreement shall be governed by the American Arbitration Association (“AAA”) Commercial Arbitration Rules (the “AAA Rules”).

8.9.3         Appointment of Arbitrator.  Within thirty (30) days of service of a demand for arbitration by a party to this Agreement, the parties shall endeavor in good faith to select from the AAA list of labor and employment arbitrators a single arbitrator, who must be a licensed attorney; if the parties fail to do so within such 30-day period, an arbitrator shall be selected in accordance with the AAA Rules.

8.9.4         Initiation of Arbitration. In the case of any Dispute between the parties to this Agreement, either party shall have the right to initiate the binding arbitration process provided for in this paragraph by serving upon the other party a demand for arbitration within the statutory time period from the date the Dispute first arose.

8.9.5         Location of Arbitration. Any arbitration hearing shall be conducted in Phoenix, Arizona.

8.9.6         Applicable Law. The law applicable to the arbitration of any Dispute shall be, as provided in Section 8.1 and the Federal Arbitrator Act (Title 9, US Code, Section 1 et Seq.).

8.9.7         Arbitration Procedures. In addition to any of the procedures or processes available under the AAA Rules, the parties shall be entitled to conduct discovery sufficient to adequately arbitrate their claims and/or defenses, including access to relevant documents and witnesses, as determined by the arbitrator(s). In addition, either party may choose, at that party’s discretion, to request that the arbitrator(s) resolve any dispositive motions prior to the taking of evidence on the merits of the Dispute. In the event a party to the arbitration requests that the arbitrator(s) resolve a dispositive motion, the arbitrator(s) shall receive and consider any written or oral arguments regarding the dispositive motion, and shall receive and consider any evidence specifically relating thereto, and shall render a decision thereon, before hearing any evidence on the merits of the Dispute.

8.9.8         Scope of Arbitrators' Award or Decision. NutraCea and Employee agree that if the arbitrators find any disputed claim to be meritorious, the arbitrators shall have the authority to order all forms of legal and/or equitable relief that would otherwise be available in court and that is appropriate to the claim. Any decision or award by the arbitrators shall be a reasoned opinion in writing citing facts and law and shall be specific enough to permit limited judicial review if necessary.

8.9.9         Costs of Arbitration; Attorneys’ Fees.  NutraCea and Employee agree that the arbitrators, in their discretion and consistent with applicable law, may award to the prevailing party the costs incurred by that party in participating in the arbitration process as long as they do not exceed those that would be incurred by Employee in a court action.

8.9.10       Acknowledgment of Consent to Arbitration.  NOTICE:  BY EXECUTING THIS AGREEMENT THE PARTIES AGREE TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "RESOLUTION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED HEREIN AND WAIVE ANY RIGHTS THEY MAY HAVE TO HAVE THE DISPUTE DECIDED BY A JUDGE OR A JURY.  BY EXECUTING THIS AGREEMENT, THE PARTIES WAIVE THEIR JUDICIAL RIGHTS TO APPEAL.  IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, SUCH PARTY MAY BE COMPELLED TO ARBITRATE.  THE PARTIES’ AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. THE PARTIES REPRESENT THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS PROVISION TO NEUTRAL ARBITRATION.

8.10          Exhibits. All exhibits to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

NUTRACEA

/s/W. John Short
By:	W. John Short
Title:	Chairman & Chief Executive Officer
Date:	09/01/2010

/s/ Colin Garner
Colin Garner

Date:	09/01/2010

EXHIBIT A – Colin Garner
NUTRACEA
STOCK OPTION AWARD AGREEMENT
2010 EQUITY INCENTIVE PLAN

Unless otherwise defined herein, or in the Notice of Grant, the terms defined in the Company’s 2010 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement (the “Agreement”).

Participant has been granted an option to purchase Shares (the “Option”).  The Option is subject to the terms and conditions of the Plan, the Notice of Stock Option Grant (“Notice of Grant”) and this Agreement.

1.             Vesting Rights. Subject to the applicable provisions of the Plan and this Agreement, this Option may be exercised, in whole or in part, in accordance with the schedule set forth in the Notice of Grant.

2.             Termination Period.

(a)           General Rule. Except as provided below, and subject to the Plan, this Option may be exercised for 3 months after Termination of Participant. In no event shall this Option be exercised later than the Term/Expiration Date set forth in the Notice of Grant.

(b)           Death. Upon the Termination of Participant by reason of his or her death, or if a Participant dies within three months of the Termination Date, this Option may be exercised for twelve months after the Termination Date, provided that in no event shall this Option be exercised later than the Term/Expiration Date set forth in the Notice of Grant.

(c)           Disability. Upon the Termination of Participant by reason of his or her Disability, this Option may be exercised for twelve months after the Termination Date, provided that in no event shall this Option be exercised later than the Term/Expiration Date set forth in the Notice of Grant.

(d)           Cause. Upon the Termination of Participant for Cause, the Option shall expire on such date of Participant’s Termination Date.

3.             Grant of Option. The Participant named in the Notice of Grant has been granted an Option for the number of Shares set forth in the Notice of Grant at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Nonqualified Stock Option (“NQSO”).

4.             Exercise of Option.

(a)           Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice of Grant and the applicable provisions of the Plan and this Agreement. In the event of Participant’s death, Disability, Termination for Cause or other Termination, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice of Stock Option Grant and this Agreement.

(b)           Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

(c)           Compliance.  No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Participant on the date the Option is exercised with respect to such Exercised Shares.

5.             Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(a)           cash; or

(b)           check; or

(c)           other method authorized by the Company.

6.             Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by the Participant. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

7.             Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Notice of Grant, the Plan and the terms of this Agreement.

8.             U.S. Tax Consequences. For Participants subject to U.S. income tax, some of the federal tax consequences relating to this Option, as of the date of this Option, are set forth below. All other Participants should consult a tax advisor for tax consequences relating to this Option in their respective jurisdiction. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a)           Exercising the Option.

(1)             Nonqualified Stock Option. The Participant may incur regular federal income tax liability upon exercise of a NQSO. The Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Participant is an Employee or a former Employee, the Company will be required to withhold from his or her compensation or collect from Participant and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(2)             Incentive Stock Option. If this Option qualifies as an ISO, the Participant will have no regular federal income tax liability upon its exercise, although the excess, if any, of the aggregate Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price will be treated as an adjustment to alternative minimum taxable income for federal tax purposes and may subject the Participant to alternative minimum tax in the year of exercise.

(b)           Disposition of Shares.

(1)             NQSO. If the Participant holds NQSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

(2)             ISO. If the Participant holds ISO Shares for at least one year after exercise and two years after the grant date, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. If the Participant disposes of ISO Shares within one year after exercise or two years after the grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the lesser of (A) the difference between the Fair Market Value of the Shares acquired on the date of exercise and the aggregate Exercise Price, or (B) the difference between the sale price of such Shares and the aggregate Exercise Price.

(c)           Notice of Disqualifying Disposition of ISO Shares. If the Participant sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, the Participant shall immediately notify the Company in writing of such disposition. The Participant agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to the Participant.

(d)           Possible Effect of Section 409A of the Code. Section 409A of the Code applies to arrangements that provide for the deferral of compensation. Generally, a stock option granted with an exercise price per share of not less than the “fair market value” (determined in a manner consistent with Section 409A of the Code and the regulations and other guidance promulgated there under) per share on the date of grant of the stock option and with no other feature providing for the deferral of compensation will not be subject to Section 409A of the Code. However, if the exercise price of the stock option is less than such “fair market value” or the stock option has another feature for the deferral of compensation, then if the stock option is not administered within the parameters established under Section 409A the option holder will be subject to additional taxes. Also, the amount deemed to be deferred compensation under Section 409A of the Code will be subject to ordinary income and employment taxes (in this respect the IRS has not yet indicated how it will calculate the amount of deferred compensation subject to tax and the timing and frequency of taxation, but it seems likely that the income will be measured and taxes imposed at least on the vesting dates of the stock option). If Section 409A of the Code does apply to this Option, then special rules apply to the timing of making and effecting certain amendments of this Option with respect to distribution of any deferred compensation.

9.             Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan, the Notice of Grant, the Employment Agreement and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This agreement is governed by California law except for that body of law pertaining to conflict of laws.

10.           No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s employment, for any reason, with or without cause.

11.           Investment Representations.  In connection with the issuance of the Option, the Participant specifically represents to the Company as follows:

(a)           The Participant is aware of the Company's business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Option.  The holder is acquiring this Option for its own account for investment purposes only and not with a view to, or for the resale in connection with, any distribution thereof.

(b)           The Participant understands that this Option has not been registered under the Securities Act in reliance upon a specific exemption there from, which exemption depends upon, among other things, the bona fide nature of the Participant’s investment intent as expressed herein.

(c)           The Participant further understands that the Company shall not be obligated to issue any Shares and the Participant may not be able to exercise the Option at any time when the offering of the Shares covered by this Option have not been registered under the Securities Act of 1933, pursuant to Form S-8 or otherwise, and such other state, federal or foreign laws, rules or regulations as the Company or the Board deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such Shares. In the absence of such effective registration or an available exemption from registration under the Securities Act, issuance of Shares upon exercise of the Option may be delayed until registration of such Shares is effective or an exemption from registration under the Securities Act is available.

By your signature and the signature of the Company’s representative on the Notice of Grant, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice of Grant, and this Agreement. Participant has reviewed the Plan, the Notice of Grant, and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice of Grant, and fully understands all provisions of the Plan, the Notice of Grant, and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice of Grant and the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated on the Notice of Grant.

No. ___
NUTRACEA
2010 EQUITY INCENTIVE PLAN

STOCK OPTION EXERCISE AGREEMENT

This Stock Option Exercise Agreement (the “Exercise Agreement”) is made and entered into as of, ________ (the “Effective Date”) by and between NutraCea, a California corporation (the “Company”), and the purchaser named below (the “Purchaser”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2010 Equity Incentive Plan (the “Plan”).

Purchaser:

Social Security Number:

Address

Total Number of Shares

Exercise Price Per Share

Type of Stock Option (check one):
☐ Incentive Stock Option
☐ Nonqualified Stock Option

1.	EXERCISE OF OPTION.

1.1           Exercise. Pursuant to exercise of that certain option (the “Option”) granted to Purchaser under the Plan and subject to the terms and conditions of this Exercise Agreement, Purchaser hereby purchases from the Company, and the Company hereby sells to Purchaser, the Total Number of Shares set forth above (the “Shares”) of the Company’s Common Stock, at the Exercise Price Per Share set forth above (the “Exercise Price”). As used in this Exercise Agreement, the term “Shares” refers to the Shares purchased under this Exercise Agreement and includes all securities received (i) in replacement of the Shares, (ii) as a result of stock dividends or stock splits with respect to the Shares, and (iii) all securities received in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction.

1.2           Title to Shares. The exact spelling of the name(s) under which Purchaser will take title to the Shares is:

Purchaser desires to take title to the Shares as follows:

☐	Individual, as separate property

☐	Husband and wife, as community property

☐	Joint Tenants

☐	Other; please specify:______________________________________________

1.3           Payment. Purchaser hereby delivers payment of the Exercise Price in the manner permitted in the Stock Option Agreement as follows (check and complete as appropriate):

☐	in cash (by check) in the amount of $________, receipt of which is acknowledged by the Company;

☐	through a “broker-assisted” or “same day sale” program, commitment from the Purchaser or Authorized Transferee and an NASD Dealer meeting the requirements set forth by the Company.

2.	DELIVERY.

2.1           Deliveries by Purchaser. Purchaser hereby delivers to the Company (i) this Exercise Agreement and (ii) the Exercise Price and payment or other provision for any applicable tax obligations.

2.2           Deliveries by the Company. Upon its receipt of the Exercise Price, payment or other provision for any applicable tax obligations and all the documents to be executed and delivered by Purchaser to the Company under Section 2.1, the Company will issue a duly executed stock certificate evidencing the Shares in the name of Purchaser.

3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Company that:

3.1           Agrees to Terms of the Plan. Purchaser has received a copy of the Plan and the Stock Option Agreement, has read and understands the terms of the Plan, the Stock Option Agreement and this Exercise Agreement, and agrees to be bound by their terms and conditions. Purchaser acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares, and that Purchaser should consult a tax adviser prior to such exercise or disposition.

3.2           Access to Information. Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Purchaser reasonably considers important in making the decision to purchase the Shares, and Purchaser has had ample opportunity to ask questions of the Company’s representatives concerning such matters and this investment.

3.3           Understanding of Risks. Purchaser is fully aware of: (i) the highly speculative nature of the investment in the Shares; (ii) the financial hazards involved; (iii) the qualifications and backgrounds of the management of the Company; and (iv) the tax consequences of investment in the Shares. Purchaser is capable of evaluating the merits and risks of this investment, has the ability to protect Purchaser’s own interests in this transaction and is financially capable of bearing a total loss of this investment.

4.           COMPLIANCE WITH SECURITIES LAWS. Purchaser understands and acknowledges that the exercise of any rights to purchase any Shares is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. Purchaser agrees to cooperate with the Company to ensure compliance with such laws.

5.	RESTRICTED SECURITIES.

5.1           No Transfer Unless Registered or Exempt. Purchaser understands that Purchaser may not transfer any Shares except when such Shares are registered under the Securities Act or qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Purchaser understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Shares, and may withdraw any such registration statement at any time after filing. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Shares in the amounts or at the times proposed by Purchaser.

5.2           SEC Rule 144. If Purchaser is an “affiliate” for purposes of Rule 144 promulgated under the Securities Act, then in addition, Purchaser has been advised that Rule 144 requires that the Shares be held for a minimum of six (6) months, and in certain cases one year, after they have been purchased and paid for (within the meaning of Rule 144). Purchaser understands that Rule 144 may indefinitely restrict transfer of the Shares so long as Purchaser remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.

6.            RIGHTS AS A STOCKHOLDER. Subject to the terms and conditions of this Exercise Agreement, Purchaser will have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Shares are issued to Purchaser until such time as Purchaser disposes of the Shares.

7.	RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

7.1           Legends. Purchaser understands and agrees that the Company will place any legends that may be required by state or U.S. Federal securities laws, the Company’s Articles of Incorporation or Bylaws, any other agreement between Purchaser and the Company or, subject to the assent of the Company, any agreement between Purchaser and any third party.

7.2           Stop-Transfer Instructions. Purchaser agrees that, to ensure compliance with any restrictions imposed by this Exercise Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

7.3           Refusal to Transfer. The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares have been so transferred.

8.            TAX CONSEQUENCES. PURCHASER UNDERSTANDS AND REPRESENTS: (i) THAT PURCHASER HAS REVIEWED THE PROSPECTUS PREPARED FOR THE PLAN AND CONSULTED PURCHASER’S PERSONAL TAX ADVISER IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND (ii) THAT PURCHASER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE. SET FORTH BELOW IS A BRIEF SUMMARY AS OF THE DATE THE PLAN WAS ADOPTED BY THE BOARD OF SOME OF THE U.S. FEDERAL TAX CONSEQUENCES OF EXERCISE OF THE OPTION AND DISPOSITION OF THE SHARES. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PURCHASER SHOULD CONSULT THE PROSPECTUS AND PURCHASER’S PERSONAL TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

8.1           Exercise of Incentive Stock Option. If the Option qualifies as an ISO, there will be no regular U.S. Federal income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as a tax preference item for U.S. Federal alternative minimum tax purposes and may subject Purchaser to the alternative minimum tax in the year of exercise.

8.2           Exercise of Nonqualified Stock Option. If the Option does not qualify as an ISO, there may be a regular U.S. Federal income tax liability upon the exercise of the Option. Purchaser will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Purchaser is or was an employee of the Company, the Company may be required to withhold from Purchaser’s compensation or collect from Purchaser and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

8.3           Disposition of Shares. The following tax consequences may apply upon disposition of the Shares.

(a)           Incentive Stock Options. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an ISO and are disposed of more than two (2) years after the Date of Grant, any gain realized on disposition of the Shares will be treated as long term capital gain for federal income tax purposes. If Shares purchased under an ISO are disposed of within the applicable one (1) year or two (2) year period, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price.

(b)           Nonqualified Stock Options. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an NQSO, any gain realized on disposition of the Shares will be treated as long-term capital gain.

(c)           Withholding. The Company may be required to withhold from the Purchaser’s compensation or collect from the Purchaser and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income.

9.            COMPLIANCE WITH LAWS AND REGULATIONS. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and Purchaser with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

10.           SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Exercise Agreement. No other party to this Exercise Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Exercise Agreement, except with the prior written consent of the Company. This Exercise Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Agreement will be binding upon Purchaser and Purchaser’s heirs, executors, administrators, legal representatives, successors and assigns.

11.           GOVERNING LAW. This Exercise Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

12.           NOTICES. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Exercise Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Exercise Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature lines of this Exercise Agreement, or at such other address as such other party may designate by one of the indicated means of notice herein to the other parties hereto. Notices to the Company will be marked “Attention: Stock Plan Administration”.

13.           FURTHER ASSURANCES. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Exercise Agreement.

14.           TITLES AND HEADINGS. The titles, captions and headings of this Exercise Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Exercise Agreement. Unless otherwise specifically stated, all references herein to “sections” will mean “sections” to this Exercise Agreement.

15.           ENTIRE AGREEMENT. The Plan, the Notice, the Stock Option Agreement, the Employment Agreement (to the extent it applies to the Option) and this Exercise Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter of this Exercise Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

16.           COUNTERPARTS. This Exercise Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

17.           SEVERABILITY. If any provision of this Exercise Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Exercise Agreement and the remainder of this Exercise Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Exercise Agreement. Notwithstanding the forgoing, if the value of this Exercise Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, and then both parties agree to substitute such provision(s) through good faith negotiations.

IN WITNESS WHEREOF, the Company has caused this Exercise Agreement to be executed by its duly authorized representative and Purchaser has executed this Exercise Agreement as of the Effective Date, indicated above.

NUTRACEA:		PURCHASER:

By:
(Signature)

	(Please print name)	(Please print name)

	(Please print title)	(Please print title)

Address:		Address:

Fax No:		Fax No:

Phone:		Phone:

[Signature page to NutraCea Stock Option Exercise Agreement]

EXHIBIT B – Colin Garner

PROPRIETARY INFORMATION AGREEMENT

NutraCea, a California corporation ("Company"), and Colin Garner, an individual ("Employee"), agree as follows:

1.             Employment.  Employee acknowledges that the obligations of Employee set forth in this Agreement are a condition of Employee's employment with Company and are agreed to by Employee in consideration of such employment.  The parties agree that this Agreement shall not in any way affect the employer/employee relationship of the parties other than as specifically set forth in this Agreement, including without limitation the ability of Company to terminate Employee’s employment at will (unless otherwise provided in a written agreement, properly signed by Company).

2.             Term.  The term of this Agreement shall commence on the date hereof and shall continue for the duration of Employees employment with Company.

3.             Confidential Information.  Employee agrees not to disclose to any others, or take or use for Employee's own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Company's Confidential Information (as defined below).  Employee agrees that these restrictions shall also apply to (1) Confidential Information belonging to third parties in Company's possession, (2) Confidential Information belonging to any parent or subsidiary of the Company and (3) Confidential Information conceived, originated, discovered or developed by Employee during the term of this Agreement.  "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances or other business information disclosed to Employee by Company, either directly or indirectly, in writing, orally or by drawings, or by observation of products.  Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Employee.  Employee further agrees not to improperly use or disclose or bring onto the premises of Company any trade secrets of another person or entity during the term of this Agreement.  Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to the Company, to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation, or to use it, except as necessary, in carrying out Employee’s work for the Company consistent with the Company's agreement with such third party.

4.             Inventions.  For purposes of this Agreement, "Invention" shall mean any new inventions, improvements, machines, manufactures, methods, processes, uses, apparatuses, compositions of matter, designs, original works of authorship, formulas, databases, computer programs or software, or configurations of any kind, discovered, conceived, developed, made, or produced or any improvements to them, and shall not be limited to the definition of an invention contained in the United States Patent Laws.

4.1.           Assignment of Inventions.  Employee assigns to Company all of Employee's interest in all ideas and Inventions, whether or not patentable, copyrightable or protectable as trade secrets, made or conceived by Employee, solely or jointly with any others, during the term of Employee's employment with Company, except for any idea or Invention for which no equipment, supplies, time, facilities or trade secret information of Company was used and that was developed entirely upon Employee's own time, and does not relate either to the business of Company or Company's actual or demonstrably anticipated research or development.  All ideas and Inventions hereby assigned are referred to as “Assigned Inventions”.  Employee agrees to promptly disclose all Assigned Inventions in writing to Company, to assist Company in preparing patent applications and assignments for those Inventions and to vest title to those Inventions in Company, all at Company's expense, but for no consideration to Employee in addition to Employee's salary or wages.  If Company requires Employee's assistance under this Section after termination of Employee's employment, Employee shall be compensated for Employee's time actually spent in providing that assistance at any hourly rate equivalent to Employee's salary or wages during Employee's last period of employment by Company.

4.2.           Prior Inventions.  Employee has attached as Exhibit C, a list of any Inventions belonging to Employee prior to employment with Company ("Prior Inventions"), that relate to the business of Company or Company's actual or demonstrably anticipated research or development and that are not assigned to Company hereunder.  If no such list is attached, Employee represents that there are no such Prior Inventions.  If in the course of employment with Company, Employee incorporates into a Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide and assignable license to make, have made, modify, sublicense, use and sell such Prior Invention as part of or in connection with such product, process or machine.

4.3.           Records of Inventions.  Employee agrees to keep and maintain adequate and current written records of all Inventions of Employee during the term of employment with Company.  Such records shall be in the form of notes, sketches, drawings, and any other format that may be specified by Company, and shall be available to and remain the sole property of Company at all times.

4.4           Works for Hire.  Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner or such copyrightable works.  Employee agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by Employee for the Company, or (c) relate to the Company’s business or current or anticipated research and development will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

4.5           Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention: and (b) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Invention.  Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company.  “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless or whether or not such right is denominated or generally referred to as a “moral right”.

5.             Return of Property.  Employee agrees that upon termination of employment with Company, Employee will deliver to Company all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to employment with Company or otherwise belonging to Company, its successors or assigns.  In the event of the termination of Employee’s employment, Employee agrees to sign and deliver the "Termination Certification" attached hereto as Exhibit D.

6.             Notification of New Employer.  Company shall have the right to notify any future employers of Employee of Employee's rights and obligations under this Agreement.

7.             Other Agreements.  Employee represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment with Company.  Employee has not and shall not enter into any oral or written agreement in conflict with this Agreement.

8.             Equitable Remedies.  Employee agrees that it would be impossible or inadequate to measure and calculate Company's damages from any breach of the covenants set forth in this Agreement.  Accordingly, Company shall have available, in addition to any other right or remedy available under law or equity, the right to obtain any injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and consents to the issuance of such injunction and to the ordering of specific performance.

9.             Miscellaneous.

9.1           Attorneys' Fees; Prejudgment Interest; Governing Laws.  If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.  The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of Arizona, excluding its conflict of laws rules.

9.2.           Amendment; Waiver.  The provisions of this Agreement may be modified at any time by agreement of the parties.  Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

9.3.           Entire Agreement.  This document and any written employment agreement between Employee and Company constitute the entire agreement between the parties regarding the subject matter, all oral agreements being merged herein, and supersedes all prior representations.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

9.4.           Succession.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the heirs, successors and assigns of the respective parties hereto.

9.5.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

9.6           Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.   Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision.   Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

9.7           No Duty to Employ.  Employee understands that this Agreement does not constitute a contract of employment or obligate the Company to employ Employee for any stated period of time.  This Agreement shall be effective as of the first day of Employee’s employment by the Company.

9.8           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which taken together shall constitute one and the same instrument.

In witness whereof, the parties have executed this Proprietary Information Agreement as of the date set forth below.

Dated:

COMPANY:		EMPLOYEE:

NUTRACEA,
a California corporation

/s/ W. John Short		/s/ Colin Garner
By:	W. John Short	Colin Garner
Title:	Chairman & Chief Executive Officer
Address:
Address:		14 Dartmouth Road
6720 N Scottsdale Road, Suite 390		Highland Mills, NY 10930-2605
Scottsdale, AZ 85253

Date:	9/1/2010	Date:	9/1/2010

EXHIBIT C

PRIOR INVENTIONS

Title Date Identifying Number or Brief Description

________                      No inventions or improvements

________                      Additional Sheets Attached

Signature of Employee:	/s/ Colin Garner
Colin Garner

Date:	9/1/2010

EXHIBIT D

PROPRIETARY INFORMATION AGREEMENT
TERMINATION CERTIFICATION

EMPLOYEE NAME:	Colin Garner

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to employment with NutraCea or otherwise belonging to NutraCea, its successors or assigns or any parent or subsidiary of NutraCea.

I further certify that I have complied with all the terms of NutraCea's Proprietary Information Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of NutraCea, any parent or subsidiary of NutraCea, or any of its respective employees, clients, consultants or licensees.

I further agree that for twenty four (24) months from this date, I will not:

a.	Hire any employees of NutraCea, or

b.
Directly or indirectly, solicit, induce, recruit or encourage any NutraCea employee, consultant, vendor, supplier, customer or client to sever its relationship with NutraCea or accept an employment, consultant or other business relationship with any other business.

COMPANY:	EMPLOYEE:

NUTRACEA,
a California corporation

By:	Colin Garner
Title:

Address:	Address:
6720 N Scottsdale Rd, Suite 390
Scottsdale, AZ 85253

Date:	Date: